Exhibit 99.1

Cyteir Therapeutics Reports Second Quarter 2021 Financial Results and Provides Business Highlights

- IPO raised an aggregate of approximately $149.1 million in gross proceeds

- Strong cash position of $198.6 million to be used to deliver expected key value-creating milestones and fund operations through 2023

- Lead program, CYT-0851, advancing in Phase 1 dose escalation trial with Phase 2 expansion expected to begin by year-end

LEXINGTON, Mass.— (BUSINESS WIRE) — August 9, 2021 — Cyteir Therapeutics, Inc. (“Cyteir”) (Nasdaq: CYT), a company focused on the discovery and development of next-generation synthetically lethal therapies for cancer, today reported financial results for the second quarter ended June 30, 2021 and provided an update on recent business highlights.

“The successful completion of our IPO in June gives us the capital to advance our drug candidates through mid-stage clinical development and places us in a strong position to advance our lead drug CYT-0851 and develop our DNA damage response (DDR) platform. We continue to enroll patients through the dose escalation portion of the Phase 1/2 trial for CYT-0851 and we plan to begin the Phase 2 expansion trial by year-end,” said Markus Renschler, MD, President and Chief Executive Officer of Cyteir. “As we continue advancing our lead program and our DDR platform, we look forward to nominating new candidates in 2022 and beyond. I’d like to thank the entire Cyteir team for their dedication and excellent execution as we develop the next generation of synthetic lethal therapies to treat cancer.”

Second Quarter Business Review and Operational Updates

CYT-0851

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At the 2021 American Society of Clinical Oncology (ASCO) Annual Meeting, Ryan Lynch, MD of the Fred Hutchinson Cancer Center, presented an interim analysis of the Phase 1 portion of a first-in-human Phase 1/2 trial of CYT-0851. The presentation was given at an oral session at the conference.

•

The Phase 1 dose escalation trial portion of the Phase 1/2 trial continues to enroll patients. The 600 mg once daily cohort was recently cleared for safety and the 800 mg once daily cohort is now open for enrollment. Initiation of the Phase 2 expansion trial and Phase 1 combinations with chemotherapy are both expected by year-end.

Pipeline

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Investigational New Drug (IND)-enabling studies with CYT-1853 are ongoing and an IND application is expected to be submitted in 2022. Cyteir is also advancing preclinical studies on additional targets to nominate the next target from the DDR platform.

Second Quarter Financial Results

Cash and cash equivalents: Cash and cash equivalents for the quarter ended June 30, 2021, were $198.6 million. The cash and cash equivalents total for the second quarter does not include the $15.9 million in gross proceeds raised from the exercise by the underwriters of the option to purchase additional shares of common stock.

Research and development (R&D) expenses: R&D expenses were $8.9 million for the second quarter of 2021 versus $3.6 million for the same period in 2020. The year-over-year increase in R&D spending in the comparative periods was due primarily to increased R&D and clinical activity and increased headcount.

General and administrative (G&A) expenses: G&A expenses were $2.4 million for the second quarter of 2021 compared to $0.9 million for the same period in 2020. The year-over-year increase in G&A expenses was primarily due to increased headcount.

Net loss: Net loss was $11.3 million, or $4.83 per share in the second quarter of 2021 compared to $4.5 million, or $3.18 per share in the second quarter of 2020.

About Cyteir Therapeutics, Inc.

Cyteir is a clinical-stage oncology company that is focused on the discovery and development of next-generation synthetically lethal therapies to treat cancer. The company is using its expertise in DNA damage response biology to advance a pipeline of novel drug candidates that selectively target key cancer vulnerabilities. Cyteir’s wholly owned lead compound, CYT-0851, is a potent and selective, oral investigational drug that was designed to inhibit RAD51-mediated homologous recombination and the repair of double-strand DNA breaks.

Forward-Looking Statements

This press release contains “forward-looking statements” regarding Cyteir’s results of operations and expected developments related to clinical trials. Forward-looking statements include statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: our limited operating history and that we have no products approved for commercial sale, which may make it difficult for you to evaluate our current business and predict our future success and viability; that we have incurred significant losses since inception and expect to incur losses for the foreseeable future and may never achieve or maintain profitability; our need substantial additional funding; that we have never successfully completed any clinical trials, and we may be unable to do so for any drug candidates we develop; that our clinical trials may fail to demonstrate adequately the safety and efficacy of any of our drug candidates, which would delay or prevent further clinical development of those candidates, or prevent marketing approval from FDA or similar regulatory authorities; our intention to develop CYT-0851, and potentially future drug candidates, for use in combination with other therapies, which exposes us to additional risks; if we are unable to successfully develop and commercialize companion diagnostic tests for our drug candidates, or experience significant delays in doing so, we may not realize the full commercial potential of our drug candidates; synthetic lethality represents an emerging class of precision medicine targets, and negative perceptions of the efficacy, safety or tolerability of this class of targets, including any that we develop, could adversely affect our ability to conduct our business, advance our drug candidates or obtain regulatory approvals; if we are unable to adequately protect and enforce our intellectual property or obtain and maintain patent protection for our technology and products or if the scope of the patent protection obtained is not sufficiently broad, our competitors or other third parties could develop and commercialize technology and products similar or identical to ours, and our ability to successfully develop and commercialize our technology and products may be impaired, the continuing outbreak of COVID-19 in the United States and other countries may adversely affect our business and the market price of our common stock; and other factors set forth under the heading “Risk Factors” in Cyteir’s final prospectus dated June 17, 2021 related to our initial public offering, which is available on the U.S. Securities and Exchange Commission (SEC) website at www.sec.gov. Additional information will be made available by our quarterly reports on Form 10-Q and other filings that we make from time to time with the SEC. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The company does not undertake any obligation to update any such statement or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

For further information, please reference the company’s reports and documents filed with the SEC. You may get these documents by visiting EDGAR on the SEC website at www.sec.gov.

INVESTOR CONTACT:

Lisa Hayes

Vice President, Investor Relations and Corporate Communications

908-868-8926

Lisa.Hayes@cyteir.com

MEDIA CONTACT:

Michele Parisi

925-429-1850

mparisi@forwardhealthinc.com

CYTEIR THERAPEUTICS, INC

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$8,886	$3,633	$14,499	$8,634
General and administrative	2,422	875	4,146	1,884

Total operating expenses	11,308	4,508	18,645	10,518

Loss from operations	(11,308)	(4,508)	(18,645)	(10,518)
Other income (expense):
Other income (expense)	13	10	38	91

Total other income (expense)	13	10	38	91

Net loss	$(11,295)	$(4,498)	$(18,607)	$(10,427)

Net loss per share—basic and diluted	$(4.83)	$(3.18)	$(8.29)	$(7.38)

Weighted-average common stock outstanding—basic and diluted	2,337,947	1,414,009	2,245,243	1,413,554

CYTEIR THERAPEUTICS, INC

CONDENSED BALANCE SHEETS

(Unaudited, in thousands, except share and per share amounts)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$198,637	$10,938
Prepaid expenses and other current assets	1,668	1,193

Total current assets	$200,305	$12,131
Property and equipment, net	1,492	1,287
Other assets	256	317

Total assets	$202,053	$13,735

Liabilities, redeemable convertible preferred stock and stockholders’ equity
Current liabilities:
Accounts payable	$3,512	$1,689
Accrued expenses and other current liabilities	3,932	1,448

Total current liabilities	$7,444	$3,137
Deferred rent, net of current portion	334	452
Other long term liabilities	420	766

Total liabilities	$8,198	$4,355

Commitments and contingencies (Note 11)
Series A redeemable convertible preferred stock, 0 and 5,817,996 shares authorized, issued, and outstanding as of June 30, 2021 and December 31, 2020, respectively	—	5,696
Series B redeemable convertible preferred stock, 0 and 71,199,999 shares authorized as of June 30, 2021 and December 31, 2020, respectively; 0 and 55,200,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	—	51,715
Series C redeemable convertible preferred stock, 0 shares authorized, issued, and outstanding as of June 30, 2021 and December 31, 2020, respectively	—	—
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value: 40,000,000 and 77,017,995 shares authorized as of June 30, 2021 and December 31, 2020, respectively; no shares issued and outstanding as of June 30, 2021 and	—	—
Common stock, $0.001 par value: 320,000,000 and 100,000,000 shares authorized as of June 30, 2021 and December 31, 2020, respectively; 34,474,323 and 2,719,721 shares issued as of June 30, 2021 and December 31, 2020, respectively; 34,104,882 and 2,044,284 shares outstanding as of June 30, 2021 and December 31, 2020, respectively	34	2
Additional paid-in capital	262,355	1,894
Accumulated deficit	(68,534)	(49,927)

Total stockholders’ equity (deficit)	193,855	(48,031)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$202,053	$13,735